Exhibit 99.1

Press Release

JAKKS Pacific Announces $75 — $100 Million Private Convertible Senior Notes Offering
Monday June 2, 5:01 pm ET

MALIBU, Calif., June 2 /PRNewswire-FirstCall/ — JAKKS Pacific, Inc. (Nasdaq: JAKK — News), a leading multi-brand company that designs and markets a broad range of toys and leisure products, announced today its intention to sell, subject to market and other conditions, $75 million of Convertible Senior Notes due 2023 in a private, unregistered offering through a leading Wall Street investment bank, for resale to only “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering will provide for an over-allotment option to purchase up to an additional $25 million of notes. If consummated, JAKKS intends to use the net proceeds from the offering to finance potential acquisitions of companies, licenses, brands and product lines for product development, for working capital and general corporate purposes.

“This offering will secure a significant new infusion of capital for JAKKS, which will provide us with the financial capacity to capitalize on potential acquisitions in the future,” said Jack Friedman, Chairman and CEO of JAKKS. “We believe this offering is a prudent move for JAKKS, since it will provide significant long-term capital at attractive interest yields.”

The notes to be offered and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre- School, Plush and Dolls. The products are sold under various brand names including Flying Colors®, Road Champs®, Remco®, Child Guidance®, Pentech®, Toymax®, Funnoodle® and Go Fly a Kite®. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment™ video games. For further information, visit www.jakkspacific.com .

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward- looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

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